Exhibit 3.1

THE COMPANIES LAW, CAP. 113

ARTICLES OF ASSOCIATION OF

QIWI PLC

1.	In these Regulations and in the Memorandum of Association:

“Affiliate”	(or any derivative thereof), means, in relation to a Person, a Person who exercises Control over, is Controlled by or is under common Control with, such Person, provided that no member of the Group shall be considered to be the Affiliate of any shareholder of the Company.

“Annual General Meeting”	means the annual General Meeting of the Company held pursuant to section 125 of the Law.

“Auditors”	means the appointed auditors of the Company pursuant to the Law.

“Authority Threshold”	means the sum equal to three million (3,000,000) US Dollars or the equivalent thereof in any currency.

“Board”	means the board of Directors of the Company.

“Business”	means the Group’s business which shall be the provision of (i) payment and settlement services; (ii) online virtual money accounts; (iii) lottery services (iv) e-commerce services; and (v) postal services. For the avoidance of doubt, the Company shall not itself provide payment and settlement services, online virtual money accounts, lottery services, e-commerce services or postal services unless it holds all necessary licences and other authorisations.

“Business Day”	means days which are not a Saturday, Sunday or a public holiday in any of Russia or Cyprus.

“Business Plan”	means a five (5) year rolling business plan for the Group relating to the then current financial year and succeeding financial years (in a format adopted by the Company) to be updated annually.

“CEO”	means the Chief Executive Officer of the Company who is appointed in accordance with Regulation 108 of these Regulations.

“Chairman”	means the chairman of the meetings of the Board who is elected as chairman according to Regulation 102 of these Regulations.

1

“Class A Member Change of Control”	means an event or series of events as a result of which a Person (other than a Person who was a wholly-owned (direct or indirect) Affiliate of such Member and/or a Connected Person of a Founder, in each case prior to such event or series of events) acquires Control (direct or indirect) of any Member holding class A shares (other than where such Member is, or is directly or indirectly wholly-owned by, a Public Company).

“Company”	means this company.

“Connected Persons”	means, in relation to an individual:

(a) his/her Family Members;

(b) a Person acting as trustee of a trust or of a foundation, the beneficiary of which is the individual or any of his/her Family Members; or

(c) a foundation, funded by the individual or any of his/her Family Members.

“Control”	in relation to an undertaking means the direct or indirect holding or control of:

(a) a majority of the voting rights exercisable at general meetings of the members of that undertaking on all, or substantially all, matters;

(b) the right to appoint or remove directors having a majority of the voting rights exercisable at meetings of the board of directors of that undertaking on all, or substantially all, matters; or

(c) the right (whether pursuant to a contract, understanding or other arrangement) to direct or cause to be directed directly or indirectly a dominant influence over such other undertaking,

and (i) where an undertaking is not a company, references above to directors, general meetings and members shall be deemed to refer to the equivalent bodies in such undertaking; and (ii) “Controlled” and “Controlling” shall have a corresponding meaning.

“Cyprus”	means the Republic of Cyprus.

“Deputy CEO”	shall have the meaning ascribed to such term in Regulation 111A.

“Director”	means a member of the Board.

“Elected Director”	shall have the meaning ascribed to such term in Regulation 82.

“Exchange”	means the stock exchange on which class B shares or any instruments or depositary receipts representing class B shares in the capital of the Company are listed pursuant to any Listing.

“Family Members”	means a spouse or civil partner, child or step-child, father, mother, brother, sister or grandchild.

“Founder”	means any Person that was the ultimate beneficial owner of a Member holding class A shares at the time of the Listing.

“Independent Director”	shall have the meaning ascribed to such term in Regulation 82.

“General Meeting”	means the general meeting of the members of the Company.

“Group”	means the Company and its Subsidiaries from time to time and the expression “Group Company” will be construed accordingly;

“the Law”	means the Companies Law, Cap. 113 or any law substituting or amending the same.

“Listing”	means the admission to trading on one or more recognised international stock exchanges of a proportion of the class B shares or any instruments or depositary receipts representing the class B shares in the capital of the Company, which provides a reasonable and genuine market for such shares, instruments or depository receipts, of sufficient liquidity and upon which such shares, instruments or depository receipts, can be freely traded.

“Material Transaction”	means a transaction (or series of connected transactions) which is within the Ordinary Course of Business and to which any of the following applies:

(a) where the amount of consideration, value, assets, liabilities, costs, expenditure, accounts receivable or accounts payable in respect of such transaction (the “Transaction Amount”) cannot reasonably be determined or estimated prior to entry into the transaction, the Transaction Amount exceeds twenty million (20,000,000) US Dollars (or the equivalent thereof in any currency) based on a calculation to be carried out by the Company or its relevant Subsidiary (as applicable) within ten (10) calendar days of the final business day of the calendar quarter in which such transaction was entered into and each subsequent calendar quarter (and that such transaction shall become a Material Transaction where the Transaction Amount exceeds twenty million (20,000,000) US Dollars (or the equivalent thereof in any currency) on the basis of any such calculation whenever it is carried out), based on the Company’s or its relevant Subsidiary’s (as applicable) accounting records as of the calculation date (a “Material Transaction A”); or

(b) where the Transaction Amount can reasonably be determined or estimated prior to entry into the transaction, the Transaction Amount exceeds twenty million (20,000,000) US Dollars or the equivalent thereof in any currency (a “Material Transaction B”).

“Member”	means every natural and/or legal Person being registered as a holder of shares in the Company.

“Observer”	shall have the meaning ascribed to such term in Regulation 87C.

“Ordinary Resolution”	means an ordinary resolution of the General Meeting.

“Ordinary Course of Business”	means, in relation to any undertaking of the Group, usual, regular and necessary activities and transactions relating to the Business which are normal and routine for such undertaking, including without limitation:

(a) agreements on collection of payments, agency agreements, agreements on information and technology service;

(b) activity and transactions connected with e-commerce, mobile commerce, e-money (including e-money emission) and virtual money accounts;

(c) activity and transactions connected with prepaid cards (including issuance and sale of such cards), acquiring agreements with banks for the settlement of credit card and/or prepaid card transactions; and

(d) agreements on opening and maintaining a bank account.

For the avoidance of doubt, any transaction (whether in a single transaction or series of connected transactions), save for the transactions and activities referred to paragraphs (a) to (d) above, pursuant to which the Company or any Subsidiary of the Company acquires, sells, transfers, leases, assigns, licenses or otherwise dispose of any business, property or assets with a value in excess of three million (3,000,000) US Dollars (or the equivalent thereof in any currency), or contracts so to do, shall be deemed to be entered into outside the Ordinary Course of Business.

“Person”	means any individual, partnership, company, legal person, unincorporated organization, trust (including the trustees in their aforesaid capacity) or other entity.

“Public Company”	means any company a proportion of the shares (or any instruments or depositary receipts representing the shares) in the capital of which are admitted to trading on one or more recognised international stock exchanges.

“Regulations”	means the present Articles of Association of the Company.

“Related Party”	means:

(a) any enterprise that, directly or indirectly, Controls, is Controlled by or is under common Control with, the Company;

(b) an unconsolidated enterprise in which the Company has a significant influence or which has a significant influence over the Company;

(c) any individual who owns, directly or indirectly, an interest in the voting power of the Company that gives such shareholder significant influence over the Company and such shareholder’s family members;

(d) any director, nominee for director, officer or other key member of the management of the Company, and such persons’ family members, and

(e) any enterprise in which a substantial interest in the voting power is owned, directly or indirectly, by any person described in (c) or (d), or over which such a person is able to exercise significant influence.

For the purpose of this definition, “family member” means with respect to a person, (i) such person’s spouse, (ii) such person’s parent, child or sibling, in each case whether by blood, marriage or adoption, or (iii) such person’s mother- or father-in-law, son- or daughter-in-law, brother- or sister-in-law, or (iv) anyone residing in such person’s home. For the purpose of this definition, shareholders beneficially owning a ten (10) per cent interest in the voting power in any entity are presumed to have a “significant influence” on such entity.

“Seal”	means the common seal of the Company.

“Secretary”	means the secretary of the Company.

“Special Resolution”	means a special resolution of the General Meeting within the meaning of section 135(2) of the Law.

“Subsidiary”	means in relation to an undertaking (the holding undertaking), any other undertaking which the holding undertaking (or persons acting on its, or their behalf) Controls and any undertaking which is a Subsidiary of another undertaking is also a Subsidiary of any undertaking of which that other is a Subsidiary.

Expressions referring to “in writing” shall, unless the contrary intention appears, be construed as including references to printing, lithography, photography, and other modes of representing or reproducing words in a visible form.

Unless the context otherwise requires, words or expressions contained in these Regulations shall bear the same meaning as in the Law or any statutory modification thereof in force at the date at which these Regulations become binding on the Company.

EXCLUSION OF TABLE “A”

2.	The Regulations contained in Table “A” in the First Schedule to the Law shall not apply except so far as the same are repeated or contained in these Regulations.

SHARE CAPITAL AND VARIATION OF RIGHTS

3.	The share capital of the Company shall be divided into class A shares and class B shares, which shall have the rights set out herein, and any other class or classes of shares that the Company issues in accordance with these Regulations.

4.	All shares in the Company shall rank pari passu in all respects except as specifically stated in these Regulations.

5.	For so long as class A shares are in issue and are outstanding, each class A share confers upon its holder the right to ten (10) votes at a General Meeting of the Company. Each class B share confers upon its holder the right to one (1) vote at a General Meeting of the Company. Provisions in relation to the adoption of written resolutions in lieu of holding a General Meeting are set out in Regulation 80. For the avoidance of doubt, all shares confer upon their holders equal rights to receive distributions from the Company either by way of dividends or by return of capital or otherwise.

6.	For so long as class A shares are in issue and are outstanding:

(a)	Each class A share confers on its holders additionally all rights specifically set out in these Regulations, including, without limitation, (a) the right to convert each class A share into one class B share at any time at the absolute discretion of a relevant class A shareholder by serving an irrevocable written notice to the Company setting out the number of class A share the relevant holder is willing to convert and (b) the rights stated in Regulations 29, 37, 38 and 39 below. The conversion referred to in item (a) above shall take place automatically at the expiration of one Business Day from the date that the relevant notice is received by the Company. Once class A shares are converted into class B shares, that class B shares that result from such conversion shall rank pari passu in all respects with the existing class B shares in issue; and

(b)	Without prejudice to the rights of the holders of class A shares for the conversion of their shares into class B shares, class A shares shall be automatically converted into class B shares, on a one-to-one basis, in the following circumstances:

(1)	All class A shares which are transferred by a holder thereof (other than in the case of a transfer of class A shares under Regulation 37 below) shall, immediately upon such transfer, be automatically converted into class B shares;

(2)	All class A shares held by a Member shall be automatically converted into class B shares on the occurrence of a Class A Member Change of Control in respect of that Member; and

(3)	All class A shares shall be automatically converted into class B shares in the event that the aggregate number of class A shares of the Company constitute less than ten (10) per cent of the aggregate number of class A and class B shares outstanding.

7.	Subject to Regulation 7A, all the authorised but unissued shares shall be at the disposal of the Board which may allot or otherwise dispose of them, subject to the provisions of Regulation 8 below, including but not limited to by way of issuing other securities giving a right to purchase shares in the Company or which are convertible into shares of the Company, to such Persons at such times and generally on such terms and conditions as the Board determines, and provided that:

(a)	no shares shall be issued at a discount, except as provided by section 56 of the Law; and

(b)	for so long as class A shares are in issue and are outstanding, no new class A shares shall be issued or allotted by the Board to any Person, unless the following requirements are satisfied.

(1)	In the event that it is intended that the issue and allotment of the relevant shares will be performed in accordance with the procedure set out in Regulation 8(d) below (the “Pre-emption Right Procedure”) pursuant to which the relevant shares shall be offered to the existing holders of class A shares and then to the holders of shares of Other Classes (as the term is defined in Regulation 8(d) below), the initiation of the Pre-Emption Right Procedure shall require the prior written approval of the holders of seventy five (75) per cent of all class A shares.

(2)	In the event that under the Pre-Emption Right Procedure there are Excess Shares (as the term is defined in Regulation 8(c) below), the Board’s decision to issue and allot such Excess Shares to third parties shall be subject to the further prior written approval of the holders of seventy five (75) per cent of the class A shares.

(3)	Except as provided in paragraphs (1) and (2) of Regulation 7(b) above, no class A shares shall be issued and allotted by the Company whether (i) pursuant to a dis-application of pre-emption rights under section 60B(5) of the Law, or (ii) pursuant to Regulation 8(g) below, or otherwise, unless otherwise agreed in writing by the holders of at least seventy five (75) per cent of the class A shares.

(4)	For the avoidance of doubt, all issuances subject to this Regulation 7(b) shall be undertaken in accordance and compliance with section 60B of the Law.

7A.

For so long as no class A shares have been issued, allotment of the authorised but unissued share capital of the Company pursuant to, and in accordance with, Regulation 7 shall additionally require prior approval in writing of Members holding, in aggregate, not less than eighty six (86) per cent of the issued share capital of the Company. For the avoidance of doubt, the provisions of this Regulation 7A shall not apply to any increase by the Company of its authorised share capital, which shall be governed by Regulations 51 and 79A.

8.

(a)	Unless otherwise determined by the Company according to section 60B(5) of the Law, all new shares and/or other securities giving right to the purchase of shares in the Company or which are convertible into shares of the Company, shall be offered before their issue to the Members on a pro-rata basis by reference to the participation of each Member in the capital of the Company, on a specific date fixed by the Board subject to what is provided in Regulation 8(d) below.

(b)	Any such offer under Regulation 8(a) shall be made upon written notice to all the Members specifying the number of the shares and/or other securities giving right to the purchase of shares in the Company or which are convertible into shares in the Company, which the Member is entitled to acquire and the time period (which shall not be less than fourteen days from the dispatch of the written notice) within which the offer, if not accepted, shall be deemed to have been rejected.

(c)	If, by the expiry of the time period in Regulation 8(b), no notification has been received from the Person to whom the offer is addressed, or to whom the rights have been assigned, that such Person accepts all or part of the offered shares or other securities giving right to the purchase of shares in the Company or which are convertible into shares of the Company (the “Excess Shares”), the Board may dispose of the Excess Shares in any manner that it deems most advantageous to the Company.

(d)	Notwithstanding anything contained in Regulations 8(a), (b) and (c) above, any offer of new shares of an existing particular class (the “Relevant Class”), or securities giving rights to the purchase of, or which are convertible into, shares of a Relevant Class shall first be made to the Members who are holders of the shares of the Relevant Class on a pro rata basis by reference to the participation of each such Member in the Relevant Class and, if any such shares or securities are not taken up in full by the Members who are holders of shares of the Relevant Class, an offer will be made to all Members holding shares of all other classes (the “Other Classes”) on a similar pro rata basis by reference to the participation of each such Member in the Other Classes to purchase such shares or securities which have not been taken up.

(e)	The provisions of Regulation 8(b) shall apply mutatis mutandis to any offer of shares or securities of the Relevant Class under Regulation 8(d) to the holders of the Relevant Class and, subsequently, the Other Classes (as the case may be) and Regulation 8(c) shall only apply to an offer of shares or securities of the Relevant Class under Regulation 8(d) after the expiry of the time period for the offer made to the holders of the shares of the Other Classes.

(f)	The Company may, in like manner, dispose of any such new or original shares or securities as aforesaid, which, by reason of the proportion borne by them to the number of Persons entitled to such offer as aforesaid or by reason of any other difficulty in apportioning the same, cannot in the opinion of the Company be conveniently offered in the manner hereinbefore provided.

(g)	This Regulation 8 shall only take effect in cases where the proposed shares or securities shall be issued against contributions in cash and shall not apply in the cases where the proposed shares or securities shall be issued against contributions in kind.

9.	Without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, any shares in the Company may be issued with such preferred, deferred or other special rights or with such restrictions, whether in regard to dividend, voting, return of capital or otherwise, as the Company, by Special Resolution, may from time to time determine.

10.	Subject to the provisions of section 57 of the Law, any preference shares may, with the sanction of an Ordinary Resolution, be issued on the terms that they are, or at the option of the Company are liable to be redeemed on such terms and in such manner as the Company before the issue of the shares, may by Special Resolution determine.

11.	Subject to Regulation 79B, if at any time the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of shares of that class) may, whether or not the Company is being wound up, be varied with the sanction of a resolution passed at a separate general meeting of the holders of the shares of the relevant class, as well as with the sanction of a Special Resolution of the General Meeting. Subject to the Law, to every such separate general meeting the provisions of these Regulations relating to General Meetings shall apply, but so that: (a) the necessary quorum shall be two (2) Persons at least holding or representing by proxy one-third (1/3) of the issued shares of the class, (b) any holder of shares of the class present in person or by proxy may demand a poll, (c) if at any previously adjourned general meeting of these holders there is no quorum, the Members present shall be deemed to form a quorum and (d) the resolution sanctioning the variation will be deemed to have been passed by a seventy five (75) per cent vote of the holders of the shares of the relevant class.

11A.	Notwithstanding any other provision in these Regulations, in the event that there are only class B shares in issue, all or part of them may be converted into class A shares in connection with the initial Listing by a unanimous resolution of all the holders of the class B shares which will also designate which of the class B shares will be so converted.

12.	The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not (unless otherwise expressly provided by the terms of issue of the shares of that class) be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

13.	The Company may exercise the powers of paying commissions conferred by section 52 of the Law, provided that the rate per cent or the amount of the commission paid or agreed to be paid shall be disclosed in the manner required by the said section and the rate of the commission shall not exceed the rate of ten (10) per cent of the price at which the shares in respect whereof the same is paid are issued or an amount equal to ten (10) per cent of such price (as the case may be). Such commission may be satisfied by the payment of cash or the allotment of fully or partly paid shares or partly in one way and partly in the other. The Company may also on any issue of shares pay such brokerage as may be lawful.

14.	Except as required by Law, no Person shall be recognised by the Company as holding any shares upon trust, and the Company shall not be bound by or compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any interest in any fractional part of a share or (except only as by these Regulations or by law otherwise provided) any other rights in respect of any share, except the absolute right to the entirety thereof of the registered holder.

15.	Notwithstanding the above, but always subject to the provisions of section 112 of the Law, the Company may, if it so wishes and if notified accordingly in writing, recognise the existence of a trust in respect of any share even though it cannot register it in the Company’s register of Members. This recognition may be given by the Company by means of a letter to the trustees and is irrevocable provided the relevant trust continues to exist, even if the trustees or some of them are replaced.

16.	The Company shall keep a register of Members and a directory of Members under sections 105 and 106 of the Law, which shall be available for inspection by the Members free of charge and by any third party upon the payment of an amount determined by the Board.

17.	The register of Members of the Company may be held either in paper or electronic form. Every Person whose name is entered as a Member in the register of Members shall be entitled without payment to receive within two months after allotment or lodgment of transfer (or within such other period as the conditions of issue shall provide) one certificate for all his shares or several certificates each for one or more of his shares. Every certificate shall be issued under Seal and shall specify the shares to which it relates and the amount paid up thereon. Provided that in respect of a share or shares held jointly by several Persons the Company shall not be bound to issue more than one certificate, and delivery of a certificate for a share to one of several joint holders shall be sufficient delivery to all such holders. If a share certificate is defaced, lost or destroyed, it may be substituted on such terms (if any) as to evidence and indemnity and the payment of out-of-pocket expenses of the Company for investigating the evidence adduced as the Board thinks fit.

18.	The Company shall not provide any financial assistance for the purpose of or in connection with a purchase or subscription made or to be made by any Person of or for any shares in the Company or in its holding company except to the extent permitted by the Law.

LIEN

19.	The Company shall have a first and paramount lien on every share for all moneys (whether presently payable or not) due on such shares called or payable at a fixed time in respect of that share and the Company shall also have a first and paramount lien on all shares standing registered in the name of a single Person for all moneys presently payable by him or his estate to the Company; but the Board may at any time declare any share to be wholly or in part exempt from the provisions of this Regulation. The Company’s lien, if any, on a share shall extend to all dividends payable thereon as well as to any other rights or benefits attached thereto.

20.	The Company may sell, in such manner as the Board thinks fit, any shares on which the Company has a lien, but no sale shall be made unless a sum in respect of which the lien exists is due and payable or until the expiration of fourteen days (14) after a notice in writing, stating and demanding payment of the whole of the amount in respect of which the lien exists as is due and payable, has been given to the registered holder for the time being of the share, or the Person entitled thereto by reason of his death or bankruptcy.

21.	To give effect to any such sale, the Board may authorise a Person to transfer the shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

22.	The proceeds of the sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue, if any, shall (subject to a like lien for sums not presently payable as existed upon the shares before the sale) be paid to the Person entitled to the shares at the date of the sale.

CALLS ON SHARES

23.	The Board may from time to time make calls upon the Members in respect of any moneys unpaid on their shares (whether on account of the nominal value of the shares or by way of premium) and not by the conditions of allotment thereof made payable at fixed times, and each Member shall (subject to receiving at least fourteen (14) days’ notice specifying the time or times and place of payment) pay to the Company, at the time or times and place so specified, the amount called on his shares. A call may be revoked or postponed as the Board may determine and the Members shall be accordingly notified.

24.	A call shall be deemed to have been made at the time when the resolution of the Board authorising the call was passed and may be required to be paid by instalments.

25.	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

26.	If a sum called in respect of a share is not paid before or on the day appointed for payment thereof, the Person from whom the sum is due shall pay interest on the sum from the day appointed for payment thereof to the time of actual payment at such rate not exceeding five (5) per cent per annum as the Board may determine, but the Board shall be at liberty to waive payment of such interest wholly or in part.

27.	Any sum which by the terms of issue of a share becomes payable on allotment or at any fixed date, whether on account of the nominal value of the share or by way of premium, shall for the purposes of these Regulations be deemed to be a call duly made and payable on the date on which by the terms of issue the same becomes payable. In case of non-payment all relevant provisions of these Regulations as to payment of interest and expenses, forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified. The Board may on the issue of shares, differentiate between the holders as to the number of calls, the amount of calls to be paid and the times of payment.

28.	The Board may, if it thinks fit, receive from any Member willing to advance the same, all or any part of the moneys uncalled and unpaid upon any shares held by him and upon all or any of the moneys so advanced may (until the same would, but for such advance, become payable) pay interest at such rate not exceeding (unless the Company in General Meeting shall otherwise direct) five (5) per cent per annum, as may be agreed upon between the Board and the Member paying such sum in advance.

TRANSFER OF SHARES

29.	For so long as class A shares are in issue and are outstanding, class A shares are only transferable in accordance with the provisions in Regulations 37 to 39 and subject to the provisions in Regulations 31 to 36 below.

30.	Class B shares are freely transferable subject to the provisions in Regulations 31 to 36 below.

31.	The instrument of transfer of any share shall be executed by or on behalf of the transferor and transferee, and the transferor shall be deemed to remain a holder of the share until the name of the transferee is entered in the register of Members in respect thereof.

32.	Subject to such of the restrictions of these Regulations as may be applicable, any Member may transfer all or any of his shares by instrument in writing in any usual or common form or any other form which the Board may approve.

33.	The Board may decline to register the transfer of a share on which the Company has a lien.

34.	The Board may also decline to recognize any instrument of transfer unless:

(a)	the instrument of transfer is accompanied by the certificate of the shares to which it relates, and such other evidence as the Board may reasonably require, to show the right of the transferor to make the transfer; and

(b)	the instrument of transfer is in respect of only one class of shares.

35.

(a)	If the Board refuses to register a transfer it shall, within two months after the date on which the instrument of transfer was lodged with the Company, send to the transferee notice of the refusal.

(b)	The registration of transfers may be suspended at such times and for such periods as the Board may from time to time determine, provided always that such registration shall not be suspended for more than thirty (30) days in any year.

36.	The Company shall be entitled to charge a fee, which the Board may specify from time to time, on the registration of every probate, letters of administration, certificate of death or marriage, power of attorney or other instrument.

37.	For so long as class A shares are in issue and are outstanding, there shall be no conversion of a Member’s class A shares into class B shares in the event of:

(a)	a transfer of class A shares by that Member to one or more of its wholly-owned (direct or indirect) Affiliates; or

(b)	a transfer of class A shares pursuant to Regulation 38.

38.	For so long as class A shares are in issue and are outstanding, other than in the case of a transfer of class A shares under Regulation 37(a) above, any transfer of ten (10) per cent or more of the total number of class A shares in issue, as a single transaction or a series of related transactions, by a Member (or a group of Members) can only take place if:

(a)	it is approved in writing by the Members holding in aggregate at least seventy five (75) per cent of the total number of class A shares in issue; or

(b)	the Member (or a group of Members) transferring class A shares has (or have) offered such shares to the other then existing Members holding class A shares, and the respective transfer is permitted, in accordance with the procedure set out in Regulation 39 below.

39.	For so long as class A shares are in issue and are outstanding and subject to Regulation 38 above:

(a)	before any Member (the “Selling Shareholder”) transfers any of its class A shares, it shall give notice in writing (the “Transfer Notice”) to the Company of its desire to do so and it will not transfer such shares unless the foregoing procedures of this Regulation 39 have been observed.

(1)	The Transfer Notice:

(i)	shall specify the number of class A shares proposed to be transferred (“Offered Shares”);

(ii)	shall specify the price per share at which the Selling Shareholder proposes to transfer the Offered Shares (the “Prescribed Price”);

(iii)	shall specify the name of the proposed transferee (the “Proposed Transferee”) and its business and any other material terms pertaining to the transfer to the Proposed Transferee;

(iv)	shall constitute the Company as the Selling Shareholder’s agent to offer to sell to the other Members holding class A shares (the “Offerees”) the Offered Shares in accordance with Regulation 39(a)(2); and

(v)	shall not be withdrawn except as provided in Regulation 39(b)(2).

(2)	Within five (5) Business Days following receipt of the Transfer Notice (the “Offer Date”), the Company shall by written notice offer the Offered Shares to the Offerees on the following basis:

(i)	the Offered Shares shall be offered at the Prescribed Price;

(ii)	the offer shall limit the time, not being less than twenty (20) Business Days from the Offer Date, within which the offer may be accepted by the Offerees (the “Acceptance Period”);

(iii)	if more than one Offeree accepts some or all of the Offered Shares, these will be allocated in proportion, as near as is possible, to the proportion of the class A shares held by such Offerees provided that no Offeree shall be obliged to take a higher number of class A shares than it has offered to take.

(3)	Not later than five (5) Business Days following the end of the Acceptance Period (the “Allocation Date”) the Company shall give written notice (the “Allocation Notice”) to the Selling Shareholder and to all the Offerees stating one of the following:

(i)	that no Offeree has accepted to purchase any of the Offered Shares, or that the acceptances received are for less than all the Offered Shares (in which case such acceptances shall be invalid and shall be deemed to have never been made) and that the provisions of Regulation 39(a)(4) will apply; or

(ii)	that one or more of the Offerees have accepted to purchase the Offered Shares, giving the name and address of each such Offeree and the number of Offered Shares to be purchased by each of them, being in accordance with the provisions of Regulation 39(a)(2).

(4)	If Regulation 39(a)(3)(i) applies, the Selling Shareholder may within ten (10) Business Days of the Allocation Date proceed with the transfer to the Proposed Transferee at a price not lower than the Prescribed Price and on the same terms as set out in the Transfer Notice.

(5)	If Regulation 39(a)(3)(ii)applies, the accepting Offeree(s) shall be bound to pay the Prescribed Price to the Selling Shareholder and the Selling Shareholder shall be bound on payment of the Prescribed Price to transfer the shares in question to the accepting Offeree(s), each sale and purchase to be completed at the registered office of the Company during normal business hours on the first Business Day after the expiry of ten (10) Business Days from the Allocation Date.

(6)	If after having become bound to transfer the Offered Shares to any Offerees pursuant to Regulation 39(a)(5) the Selling Shareholder defaults in transferring the same, then, without prejudice to any other rights of the Offeree(s), the following provisions shall apply:

(i)	the Company may receive the purchase money for the Offered Shares and the defaulting Selling Shareholder shall be deemed to have appointed any Director or the Secretary as the Selling Shareholder’s attorney, in accordance with Regulation 39(a)(2), to execute a transfer of the Offered Shares in favour of the relevant Offeree(s) and to receive the purchase money in trust for the Selling Shareholder;

(ii)	the receipt by the Company of the purchase money shall be a good discharge of the relevant Offeree(s) and the entry in the register of Members of the name of the said Offeree(s) shall constitute conclusive evidence that the transfer has been validly completed; and

(iii)	the Selling Shareholder shall be bound to deliver up any share certificate to the Company in respect of the Offered Shares and upon such delivery as well as delivery of any documents which the Company may require in order to indicate the Selling Shareholder’s acknowledgement of the validity of the transfer of the Offered Shares to the relevant Offeree(s) hereunder, shall be entitled to receive the purchase price without interest. If such share certificate comprises any shares which the Selling Shareholder has not become bound to transfer, the Company shall issue to the Selling Shareholder a share certificate for the balance of those shares.

(b)	if one or more Offerees (the “Defaulting Offerees”) fail to complete the purchase of the Offered Shares which are to be transferred to them under Regulation 39(a)(5) (the “Defaulted Offered Shares”) in accordance with the terms of an Allocation Notice, then, without prejudice to any other rights of the Selling Shareholder, the following provisions shall apply.

(1)	The Defaulting Offered Shares shall be offered to all other Offerees and the provisions of Regulations 39(a)(1), 39(a)(2), 39(a)(3), 39(a)(4), 39(a)(5) and 39(a)(6) shall apply to such Defaulting Offered Shares.

(2)	In case all the Defaulting Offered Shares are not purchased by the other Offerees, either because they have not accepted to purchase same or because they have defaulted after they have accepted, the Selling Shareholder:

(i)	shall be deemed to have validly and lawfully cancelled the Company’s authority to sell the Defaulted Offered Shares to such Offeree(s); and

(ii)	may, before the expiration of thirty (30) Business Days after the Allocation Date, select by notice in writing to the Company to transfer the Defaulted Offered Shares to any person at a price not lower than the Prescribed Price and on terms not more favourable than those offered to the Offerees. If the Selling Shareholder does not send a notice to the Company as aforesaid or if the transfer is not completed within five (5) Business Days from such a notice being sent then the Selling Shareholder shall not be permitted to make the transfer without again complying with all of the provisions of this Regulation 39(b).

39A.	Any costs incurred by the Company in relation to a sale of class A shares pursuant to Regulation 39 shall be paid by the Selling Shareholder, Proposed Transferee, Offeree or Defaulting Offeree, as the case may be.

39B.	All restrictions on the transfer of class A shares which are set out herein and particularly in Regulations 38, 39 and 39A shall only apply in the event that both of the following conditions set out below are satisfied:

(a)	none of the class A shares or depositary receipts representing such shares are listed on any Exchange; and

(b)	in the event that any class of shares in the Company or any depositary receipts representing such class of shares, other than class A shares, are listed on any Exchange, the rules of such Exchange do not prohibit the restrictions on the transfer of class A shares as set out in the present Regulations.

In the event that, at any time, any restrictions on the transfer of class A shares contravene the Law, then such restrictions shall not apply.

In the event that, after the listing of any class of shares in the Company or any depositary receipts representing such class of shares, other than class A shares, on any Exchange, such shares or depositary receipts representing such shares cease to be listed on any Exchange, all restrictions on the transfer of the class A shares which are set out herein and particularly in Regulations 38, 39 and 39A shall cease to apply.

TRANSMISSION OF SHARES BY REASON OF DEATH OR BANKRUPTCY OR LIQUIDATION OR MERGER OR SIMILAR EVENT

40.	In the event of the death of a Member who owns any shares jointly with other Persons, the survivor or survivors where the deceased was a joint holder, shall be the only Persons recognized by the Company as having any title to his interest in the shares. Nothing herein contained, however, shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by him with other Persons.

41.	Subject to Regulations 6(b) and 37 above, in the event of the death, bankruptcy, liquidation, merger or other similar event with respect to a Member, the legal representative of the Member who has died, been declared bankrupt, been liquidated, merged or is the object of a similar event, is entitled, if he adduces the necessary supporting evidence to be registered as the owner of the shares held by the said Member. Further, the above legal representative has the right to nominate another Person to be registered as the transferee thereof.

42.	In the event the legal representative nominates another Person to be the transferee of the relevant shares, he is under an obligation to disclose his above decision by carrying out all actions necessary for the contractual transfer of the relevant shares in favour of the Person who has been so nominated. In this case, all the limitations, restrictions and provisions of these Regulations relating to the right to transfer and the registration of transfers of shares shall be applicable to any such notice or transfer as aforesaid as if the death or bankruptcy or liquidation or merger or similar event with respect to the Member had not occurred and the notice or transfer was part of the process of a contractual transfer signed by that Member.

43.	Any legal representative entitled with a right over shares by reason of death or bankruptcy or liquidation or merger or similar event with respect to the holder shall be entitled to the same dividends and other benefits to which he would be entitled if he were the registered holder of the relevant shares, except that he shall not, before being registered as a Member in respect of the said shares, be entitled in respect of them to exercise any right conferred by virtue of being a Member in relation to General Meetings. Provided always that the Board may, at any time give notice requiring any such Person to elect, the latest within ninety (90) days either to be registered himself or to transfer the relevant shares. In case the notice is not complied with within ninety (90) days from the day when it was given, the Board may thereafter withhold payment of all dividends, bonuses or other moneys payable in respect of the share until the requirements of the notice have been complied with.

FORFEITURE OF SHARES

44.	If a Member fails to pay any call or instalment of a call on the day appointed for payment thereof, the Board may, at any time thereafter during such time as any part of the call or instalment remains unpaid, serve a notice on him requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

45.	The notice shall name a further day (not earlier than the expiration of fourteen (14) days from the date of service of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed, the shares in respect of which the call was made will be liable to be forfeited.

46.	If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may, at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Board to that effect.

47.	A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Board thinks fit, and at any time before a sale or disposition, the forfeiture may be cancelled on such terms as the Board thinks fit.

48.	A Person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which, at the date of forfeiture, were payable by him to the Company in respect of the shares but his liability shall cease if and when the Company shall have received payment in full of all such moneys in respect of the shares.

49.	A statutory declaration in writing, that the declarant is a Director or the Secretary, and that a share in the Company has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts therein stated as against all Persons claiming to be entitled to the share. The Company may receive the consideration, if any, given for the share on any sale or disposition thereof and may execute a transfer of the share in favour of the Person to whom the share is sold or disposed of and he shall thereupon be registered as the holder of the share, and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

50.	The provisions of these Regulations as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the shares or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

ALTERATION OF CAPITAL

51.	Subject to section 59A of the Law and Regulation 79A, the Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into shares of such amount, as the said resolution shall prescribe.

52.	The Company may:

(a)	subject to section 59A of the Law and Regulation 79A, by resolution of the General Meeting:

(1)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(2)	subdivide its existing shares, or any of them, into shares of smaller amount than is fixed by the memorandum of association subject, nevertheless, to the provisions of section 60(1)(d) of the Law; and

(3)	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person; and

(b)	by Special Resolution:

(1)	subject to Regulation 79B, reduce its share capital, any capital redemption reserve fund or any share premium account in any manner and with, and subject to, any incident authorised, and consent required, by law; and

(2)	subject to Regulation 79B and the provisions of the Law, purchase its own shares.

GENERAL MEETINGS

53.	The Company shall in each year hold a General Meeting as its Annual General Meeting in addition to any other General Meetings in that year, and shall specify the General Meeting as such in the notices calling it, and not more than fifteen (15) months shall elapse between the date of one Annual General Meeting and that of the next. Provided that so long as the Company holds its first Annual General Meeting within eighteen (18) months of its incorporation, it need not hold it in the year of its incorporation or in the following year. The Annual General Meeting shall be held at such time and place as the Board shall appoint.

54.	All General Meetings other than Annual General Meetings shall be called “Extraordinary General Meetings”.

(a)	The Board may, whenever it thinks fit, convene an Extraordinary General Meeting.

(b)	An Extraordinary General Meeting shall also be convened by the Board upon requisition of Members of the Company holding, in aggregate, at the date of the deposit of the requisition either (a) not less than ten (10) per cent of the outstanding share capital of the Company or (b) not less than ten (10) per cent of the voting rights attached to the issued shares of the Company.

(1)	The requisition notice must state the objects of the meeting, be signed by each of the requisitioning Members and deposited at the registered office of the Company. Any such requisition notice may consist of several documents (including facsimile copies) in the like form each signed by one or more of the requisitioning Members or their attorneys, and signature in the case of a corporate body which is a requisitioning Member shall be sufficient if made by a director or other authorised officer thereof or its duly appointed attorney.

(2)

If the Board does not, within twenty one (21) days from the date of the deposit of the requisition notice, proceed to duly convene an Extraordinary General Meeting, the requisitioning Members, or any of them representing more than one half of the total voting rights of all of them, may themselves convene an Extraordinary General Meeting, but any meeting so convened may not be held after the expiration of three (3) months from the date that is twenty-one (21) days from the date of the deposit of the requisition notice.

NOTICE OF GENERAL MEETINGS

55.	An Annual General Meeting and a General Meeting called for the passing of a Special Resolution or for the election of Directors shall be called by at least a forty five (45) days’ notice in writing. Any other General Meeting shall, subject to complying with section 127 of the Law, be called by at least a thirty (30) days’ notice in writing. The notice shall be served within five (5) days after the record date as determined pursuant to this Regulation and shall be exclusive of the day on which it is served or deemed to be served and of the day for which it is given, and shall specify the place, the date and the hour of the General Meeting as well as the agenda of the General Meeting and, in case of special business, the general nature of that business and shall be given to such Persons as are, under these Regulations, entitled to receive such notices from the Company in a manner hereinafter mentioned or in such other manner, if any, as may be prescribed by the General Meetings.

The Board may fix any date that is not more than sixty (60) days and not less than forty five (45) days prior to an Annual General Meeting and a General Meeting called for the passing of a Special Resolution or for the election of Directors and not more than forty five (45) days and not less than thirty (30) days prior to any other General Meeting as the record date for determining the Members entitled to receive notice of and attend and vote at such General Meeting.

A General Meeting may be held via a conference call or other means whereby Persons present may simultaneously hear and be heard by all the other Persons present and the Persons who participate in such a manner are considered to be present at the General Meeting. In such case the meeting shall be deemed to have taken place where the secretary of the General Meeting is situated.

Provided that a General Meeting shall, notwithstanding that it is called by shorter notice than that specified in this Regulation, provided this is allowed by Law, be deemed to have been duly called if it is so agreed:

(a)	in the case of a General Meeting called as the Annual General Meeting and a General Meeting called for the passing of a Special Resolution or for the election of Directors, by all the Members entitled to attend and vote thereat; and

(b)	in the case of any other General Meeting, by majority in number of the Members having a right to attend and vote thereat, being a majority together holding not less than ninety five (95) per cent in nominal value of the shares giving that right.

56.	The accidental omission to give notice of a General Meeting to, or the non-receipt of such a notice by, any Person entitled to receive such notice, shall invalidate the proceedings at that General Meeting, in the event that a Member holding not less than five (5) per cent of the outstanding share capital of the Company is not in attendance at that General Meeting as a result of the accidental omission or non-receipt.

PROCEEDINGS AT GENERAL MEETINGS

57.	All business shall be deemed special that is transacted at an Extraordinary General Meeting, and also all that is transacted at an Annual General Meeting, with the exception of declaring a dividend, the consideration of the accounts, balance sheets and the reports of the Board and Auditors, the election of Directors in the place of those retiring and the appointment of, and the fixing of the remuneration of, the Auditors.

58.	No business shall be transacted at any General Meeting unless a quorum of Members is present at the time when the General Meeting proceeds to business. Save as herein otherwise provided, fifty and one hundredth (50.01) per cent of the voting rights attached to the issued shares of the Company present in person or by proxy shall form a quorum.

59.	If within one hour from the time appointed for the General Meeting a quorum is not present, the General Meeting, if convened upon the requisition of Members, shall be dissolved; in any other case it shall stand adjourned to the same day in the next week, at the same time and place or to such other day and at such other time and place as the Board may determine, and if at the adjourned General Meeting a quorum is not present within one hour from the time appointed for the General Meeting, the Members present shall be a quorum.

60.	All notices and other communications concerning the General Meeting which each Member is entitled to receive, must also be sent to the Auditors.

61.	The Chairman, if any, shall preside as chairman at every General Meeting of the Company, or if there is no such Chairman, or if he shall not be present within thirty (30) minutes after the time appointed for the holding of the General Meeting or is unwilling to act, the Directors present shall elect one of their number to be chairman of the General Meeting.

62.	If at any General Meeting no Director is willing to act as chairman or if no Director is present within thirty (30) minutes after the time appointed for holding the General Meeting, the Members present shall choose one of their number to be chairman of the General Meeting.

63.	The chairman may, with the consent of any General Meeting at which a quorum is present (and shall if so directed by the General Meeting), adjourn the General Meeting from time to time and from place to place, but no other business shall be transacted at any adjourned General Meeting other than the business left unfinished at the General Meeting from which the adjournment took place. When a General Meeting is adjourned for thirty (30) days or more, notice of the adjourned General Meeting shall be given as in the case of an original General Meeting. Save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned General Meeting.

64.	At any General Meeting any resolution put to the vote of the General Meeting shall be decided on a show of hands unless a poll is (before or on the declaration of the result of the show of hands) demanded by any Member of the Company.

Unless a poll be so demanded, a declaration by the chairman that a resolution has on a show of hands been carried or carried unanimously, or by a particular majority, or lost and an entry to that effect in the book containing the minutes of the proceedings of the Company shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

The demand for a poll may be withdrawn.

65.	Except as provided in Regulation 67, if a poll is duly demanded, it shall be taken in such manner as the chairman directs, and the result of the poll shall be deemed to be the resolution of the General Meeting at which the poll was demanded.

66.	In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the General Meeting shall not have a second or casting vote.

67.	A poll demanded on the election of a chairman or on a question of adjournment of the General Meeting shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the General Meeting directs, and any business other than upon which a poll has been demanded may be proceeded with pending the taking of the poll.

VOTES OF MEMBERS

68.	Subject to any rights or restrictions for the time being attached to any class or classes of shares, on a show of hands, every Member present in person or by proxy shall have one (1) vote, and on a poll, every Member shall have such number of votes for each share of which he is the holder as are attached to the class of shares of which he is a shareholder.

69.	In the case of joint holders, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders; and for this purpose, seniority shall be determined by the order in which the names stand in the register of Members.

70.	A Member of unsound mind, or in respect of whom an order has been issued by any Court having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, through the administrator of his property, his committee, receiver, curator bonis, or other Person with a similar capacity, appointed by that Court. These Persons may, on a poll, also vote by proxy.

71.	No Member shall be entitled to vote at any General Meeting unless all calls or other sums presently payable by him in respect of his shares in the Company have been paid.

72.	No objection shall be raised as to the qualification of any voter except at the General Meeting or adjourned General Meeting at which the vote objected to is given or tendered and every vote not disallowed at such General Meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the chairman of the General Meeting whose decision shall be final and conclusive.

73.	On a poll, the Members who have a right to vote can vote, either personally or by proxy. In such a case, the authorization granted to a proxy need not be the same for all the shares in relation to which the proxy is being appointed by the Member.

74.	Without prejudice to the rights of Members to appoint proxies under section 130 of the Law, the instrument appointing a proxy shall be in writing under the hand of the appointer or of his attorney duly authorised in writing, or, if the appointer is a corporation, either under seal or under the hand of an officer or attorney duly authorised. A proxy need not be a Member of the Company.

75.	Without prejudice to the rights of Members to appoint proxies under section 130 of the Law, the instrument appointing a proxy and the power of attorney or other authority, if any, under which it is signed or a notarially certified copy of that power or authority shall be deposited at the registered office of the Company or at such other place within Cyprus as is specified for that purpose in the notice convening the General Meeting, at any time before the time for holding the General Meeting or adjourned General Meeting, at which the Person named in the instrument proposes to vote, or, in the case of a poll, at any time before the time appointed for the taking of the poll, and in default the instrument of proxy shall not be treated as valid.

76.	An instrument appointing a proxy shall be in the following form or a form as near thereto as circumstances admit-

“(Name of the Company) Limited

I/We                     , of

being a Member/Members of the above-named Company, hereby

appoint,                          ,                 , of                 ,

or failing him                             of                  ,

as my/our proxy to vote for me/us or on my/our behalf at the (Annual or     Extraordinary, as the case may be) General Meeting of the Company, to be held on the     day of                 , 20             , and at any adjournment thereof.

Signed this day of             , 20        ”

77.	Where it is desired to afford Members an opportunity of voting for or against a resolution the instrument appointing a proxy shall be in the following form or a form as near thereto as circumstances admit-

“(Name of the Company) Limited

I/We                     , of

being a Member/Members of the above-named Company, hereby

appoint,                          ,         , of             ,

or failing him                 of             ,

as my/our proxy to vote for me/us or on my/our behalf at the (Annual or     Extraordinary, as the case may be) General Meeting of the Company, to be held on the     day of             , 20     , and at any adjournment thereof.

Signed this day of                     , 20

This form is to be used in favour of/* against the resolution. Unless otherwise instructed, the proxy will vote as he thinks fit.

*Strike out whichever is not desired in this case.”

78.	The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

79.	A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed or the transfer of the share in respect of which the proxy is given, provided that no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at its office before the commencement of the General Meeting or adjourned General Meeting at which the proxy is used.

79A.	For so long as class A shares are in issue and are outstanding, notwithstanding any other provision in the present Regulations, but subject, always, to the provisions of the Law, no action shall be taken by the Company with respect to the following matters unless these are approved by an Ordinary Resolution:

(a)	any increase of the authorised capital of the Company;

(b)	in accordance with Regulation 52(a), any consolidation or subdivision of the Company’s share capital;

(c)	in accordance with Regulation 52(a), any cancellation of shares;

(d)	in accordance with Regulation 83(a), the remuneration of the Directors;

(e)	in accordance with Regulation 96, the removal of a Director;

(f)	in accordance with Regulation 116, any final dividend declaration;

(g)	in accordance with Regulation 128, the approval of the annual audited accounts of the Company, both stand-alone and/or consolidated accounts; and

(h)	in accordance with Regulation 132, the appointment of the Auditors.

79B.	For so long as class A shares are in issue and are outstanding, notwithstanding any other provision in the present Regulations, but subject, always, to the provisions of the Law, no action shall be taken by the Company with respect to the following matters unless these are approved by a Special Resolution:

(a)	amendments to the objects contained in the Company’s Memorandum of Association;

(b)	any change of name of the Company;

(c)	any amendments to these Regulations;

(d)	any dissolution or liquidation of the Company;

(e)	the approval of the total number of shares and classes of shares to be reserved for issuance under any employee stock option plan or any other equity-based incentive compensation program of the Group;

(f)	in accordance with Regulation 11, the alteration of the rights of holders of special classes of shares;

(g)	in accordance with Regulation 52(b), the purchase of Company’s own shares; and

(h)	in accordance with Regulation 52(b), any reduction of the capital of the Company.

80.	Subject to the provisions of the Law, a resolution in writing signed by each Member for the time being entitled to receive notice of and to attend and vote at General Meetings shall be as valid and effective as if the same had been passed at a General Meeting of the Company duly convened and held. Any such resolution may consist of several documents (including facsimile copies) in the like form each signed by one or more of the Members or their attorneys, and signature in the case of a corporate body which is a Member shall be sufficient if made by a director or other authorised officer thereof or its duly appointed attorney.

CORPORATIONS ACTING BY REPRESENTATIVES AT GENERAL MEETINGS

81.	Any corporation which is a Member may by resolution of its board of directors or other governing body authorise such Person as it thinks fit to act as its representative at any General Meeting or of any class of Members, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents, as that corporation could exercise if it were a natural Person.

BOARD OF DIRECTORS

82.

Subject to Regulations 82A and 82G, unless and until otherwise determined by the Company in General Meeting, the number of Directors shall be up to twelve (12), consisting of nine (9) Directors elected in accordance with Regulation 82B (the “Elected Directors”) and up to three (3) Directors who shall be “independent directors” within the meaning of the rules of the Exchange (the “Independent Director”) elected in accordance with Regulation 82C. It is understood that, if at a proposed General Meeting there shall be elections of both Elected Directors and Independent Directors, there shall be two separate set of voting procedures, one with respect to the Elected Directors and one with respect to the Independent Directors and at each such procedure the Members shall have the number of votes provided by these Regulations for the election of Elected Directors and Independent Directors respectively.

82A.	Subject to Regulation 82G, on the date when any class A shares are issued, all then current Directors, being in total number not more than 9 (nine), shall be re-designated as Elected Directors, and any other Elected Director and all Independent Directors shall be appointed according to the provisions of these Regulations.

82B.	Subject to Regulation 82G, the following provisions shall apply with respect to the Elected Directors:

(a)	Any Member or group of Members is entitled to nominate one or more individuals for election (or re-election) to the office of Elected Directors by serving a notice to the Company at least thirty (30) days prior to the General Meeting called for the election of the Elected Directors pursuant to Regulation 55. The Board shall screen all submitted nominations for compliance with Regulation 95 following which it shall compile and circulate a final slate of nominees to be voted on at the General Meeting to all the Members entitled to attend and vote at the relevant General Meeting at least fifteen (15) days prior to the scheduled date thereof.

(b)	Subject to Regulations 82B(c), 82D, 82E and 82F, appointment of the Elected Directors shall be made, from amongst the slate of nominees circulated pursuant to Regulation 82B(a), by a resolution of the General Meeting where the Members shall have weighted voting rights whereby each Member shall have the right to cast amongst one or more nominees as many votes as the votes attached to its shares multiplied by a number equal to the number of Elected Directors to be so appointed.

(c)	The Elected Directors shall be appointed as follows:

(1)	The initial term of office of the Elected Directors shall be until the first annual General Meeting following 31 December 2013.

(2)	All the Elected Directors shall retire from office at each Annual General Meeting in every subsequent year following 31 December 2013.

(3)	All retiring Elected Director shall be eligible for re-election.

(4)	The vacated office may be filled at the meeting at which the Elected Directors retire by electing another individual nominated pursuant to Regulation 82B(a) to the office of Elected Director, and in default the retiring Elected Director shall, if offering himself for re-election, be deemed to have been re-elected, unless at such meeting it is expressly resolved not to fill such vacated office or unless a resolution for the re-election of such Elected Director shall have been put to the meeting and not adopted.

82C.	Subject to Regulation 82G, the following provisions shall apply with respect to the Independent Directors:

(a)	In the event of the initial Listing, the first Independent Director shall be appointed at the time of the Listing by a unanimous vote of the Elected Directors present and voting at a Board meeting and the second Independent Director shall be appointed within ninety (90) days after the Listing by a vote of ninety (90) per cent of the Elected Directors present and voting at a Board meeting.

(b)	Subject to Regulation 82C(a), each of the Board and any Member or group of Members is entitled to nominate one or more individuals for election (or re-election) to the office of Independent Directors. A Member or group of Members shall nominate individuals by serving a notice to the Company at least thirty (30) days prior to the General Meeting called for the election of the Elected Directors pursuant to Regulation 55. The Board shall screen all submitted nominations for compliance with Regulation 95 following which it shall compile and circulate a final slate of nominees to be voted on at the General Meeting to all the Members entitled to attend and vote at the relevant General Meeting at least fifteen (15) days prior to the scheduled date thereof.

(c)	Subject to Regulations 82C(a), 82C(d), 82D, 82E and 82F, appointments of the Independent Directors shall be made, from amongst the slate of nominees circulated pursuant to Regulation 82C(b), by a resolution of the General Meeting where the Members shall have weighted voting rights whereby each Member shall have the right to cast amongst one or more nominees as many votes as the votes attached to its shares multiplied by a number equal to the number of Independent Directors to be so appointed.

(d)	The Independent Directors shall be appointed as follows:

(1)	The initial term of office of each Independent Director shall be until the first annual General Meeting following 31 December 2013 at which such Independent Director’s successor has been duly elected and qualified.

(2)	Each Independent Director shall retire from office at each Annual General Meeting in every subsequent year following 31 December 2013 at which such Independent Director’s successor has been duly elected and qualified.

(3)	All retiring Independent Director shall be eligible for re-election.

(4)	The vacated office may be filled at the meeting at which the Independent Directors retire by electing another individual nominated pursuant to Regulation 82C(b) to the office of Independent Director, and in default the retiring Independent Director shall, if offering himself for re-election and if he has been so nominated by the Board, be deemed to have been re-elected, unless at such meeting it is expressly resolved not to fill such vacated office or unless a resolution for the re-election of such Independent Director shall have been put to the meeting and not adopted.

82D.	Subject to Regulation 82G, if, for any reason, a position of Director on the Board becomes vacant during its term of office, the Board may (by an absolute majority of votes of all the Directors for the time being) appoint a new Person to fill such vacant position provided that (1) the Board shall within seven (7) days of such appointment notify in writing all Members thereof and (2) within twenty one (21) days following such appointment a Member or group of Members representing at least ten and one hundredth (10.01) per cent of the voting rights attached to the issued shares of the Company (the “Requesting Members”) may (at its absolute discretion) terminate the appointment of all Elected Directors and Independent Directors (following the procedure in Regulation 82E).

82E.	Subject to Regulation 82G:

(a)	In the event that the appointment of all Elected Directors and Independent Directors is terminated by a Member or group of Members in accordance with Regulation 82D above, the Board shall remain in office only to summon a General Meeting for purposes of (i) termination of the entire Board pursuant to a request of the Requesting Members and (ii) appointment of new Elected Directors and new Independent Directors.

(b)	The following provisions shall apply to any General Meeting summoned for the purpose of considering all or any of the resolutions in Regulation 82E(a):

(1)	In respect of the termination of the entire Board pursuant to a request of the Requesting Members, the quorum necessary at such proposed General Meeting shall be the Requesting Members.

(2)	In respect of the termination of the entire Board pursuant to a request of the Requesting Members, the voting rights of the Members shall be adjusted so that the shares held by the Requesting Members shall confer on their holders fifty and one hundredth (50.01) per cent of the total voting rights attached to the issued shares of the Company.

(3)	In respect of the appointment of new Elected Directors and new Independent Directors, the quorum shall remain as set out in Regulations 58 and 59 and the voting rights of the Members shall remain as set out in Regulations 82B and 82C.

82F.	Subject to Regulation 82G, if, for any reason, the number of Directors at the Board falls below the number fixed pursuant to these Regulations as the necessary quorum for Board meetings and the vacant positions are not filled in accordance with Regulation 82D above within twenty one (21) days, the remaining Board shall remain in office only to summon a General Meeting, at which all Directors shall retire and new Directors shall be appointed in accordance with Regulations 82B and 82C.

82G.	The provisions of Regulations 82, 82A, 82B, 82C, 82D, 82E and 82F shall come into effect on and from the moment the Company issues class A shares. For so long as no class A shares have been issued, the Company shall have a minimum of two (2) Directors but there shall be no maximum.

83.

(a)	The remuneration of the Directors shall be determined from time to time by the Company in General Meeting.

(b)	Any Director who, upon the request of the Company, offers special services to the Company or needs to travel or stay abroad serving the purposes of the Company, shall receive from the Company such additional remuneration in the form of salary, grant, out-of-pocket expenses or in any other manner as the Board may decide.

84.	It shall not be necessary for Directors to hold shares in the Company.

85.	The Directors of the Company may be or become members of the board of directors or other officers of, or otherwise be interested in any company promoted by the Company or in which the Company may be interested as a shareholder or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company unless the Company otherwise directs.

BORROWING POWERS

86.	The Directors may exercise all the powers of the Company to borrow or raise money without limitation or to guarantee and to mortgage, pledge, assign or otherwise charge its undertaking, property, assets, rights, choses in action and book debts, receivables, revenues and uncalled capital or any part thereof and to issue and create debentures, debenture stock, mortgages, pledges, assignments, charges or other securities as security for any debt, liability or obligation of the Company or of any third party.

POWERS AND DUTIES OF THE BOARD OF DIRECTORS

87.	Subject to Regulations 79A and 79B, the business of the Company shall be managed by the Board, who may pay all expenses incurred in promoting and registering the Company, and may exercise all such powers of the Company as are not, by the Law or by these Regulations, required to be exercised by the Company in General Meeting, subject, nevertheless to any of these Regulations, to the provisions of the Law and to such regulations, being not inconsistent with the aforesaid Regulations or provisions as may be prescribed by the Company in General Meeting. For the avoidance of doubt, no regulation made by the Company in General Meeting shall invalidate any prior act of the Board which would have been valid if that regulation had not been made.

87A.	Subject to any provisions of the present Regulations or the Law that requires approval of the Members and for so long as class A shares are in issue and are outstanding, the Board shall have the authority to resolve, among other things, on the following matters:

(i)	approval of the strategy of the Group;

(ii)	approval of the annual budget for the Group;

(iii)	approval of the Business Plan;

(iv)	any transactions (including sale of any interest in any Group Company) concluded outside of the Ordinary Course of Business, except for those transactions the value of which does not exceed the Authority Threshold in the aggregate during a financial year;

(v)	any sale or disposition of any interest in any Group Company (other than the Company) which does not lead to a change of Control over such Group Company;

(vi)	any sale or disposition of any interest in any Group Company (other than the Company) which leads to a change of Control over such Group Company;

(vii)	any sale or disposition of all or substantially all of the assets of any Group Company;

(viii)	acquisition or construction of a capital asset not included in the Budget and/or outside of the Ordinary Course of Business if the total expenditures by a Group Company would exceed the Authority Threshold in the aggregate in one or several related transactions over one or several years;

(ix)	any suspension, cessation or abandonment by any Group Company of any activity which exceeded the Authority Threshold in revenues for the most recent fiscal year;

(x)	any Group Company’s exit from or closing of a business or business segment, or a down-sizing, reduction in force or streamlining of any operation, that results in cash expenditures outside the Ordinary Course of Business for which the aggregate cash expense would exceed the Authority Threshold for any such projects or series of related projects;

(xi)	any merger, consolidation, amalgamation, conversion, reorganization, scheme of arrangement, dissolution or liquidation involving any Group Company (other than the Company) which does not lead to a change of Control over such Group Company;

(xii)	any merger, consolidation, amalgamation, conversion, reorganization, scheme of arrangement, dissolution or liquidation involving any Group Company (other than the Company) which leads to a change of Control over such Group Company;

(xiii)	any financing transaction entered into outside of the Ordinary Course of Business that exceeds the Authority Threshold between two or more Group Companies where one or more of the companies is not wholly-owned (directly or indirectly) by the Company;

(xiv)	any Group Company incurring any indebtedness outside of the Ordinary Course of Business in an amount greater than the Authority Threshold;

(xv)	any Group Company guarantying any indebtedness or granting security in respect of any indebtedness, in each case outside of the Ordinary Course of Business in an amount greater than the Authority Threshold;

(xvi)	entry into any contract (whether by renewal or otherwise) or group of related contracts by any Group Company outside of the Ordinary Course of Business with a value, or requiring aggregate payments to or from that Group Company, in excess of the Authority Threshold;

(xvii)	any Group Company’s entry into any lease obligation wherein the present value of the aggregate lease obligation as estimated by the CEO is greater than the Authority Threshold;

(xviii)	any Group Company’s entry into a transaction outside of the Ordinary Course of Business that is not specifically contemplated in the Business Plan involving the purchase, sale, lease or other acquisition or disposition of interests in land, buildings, fixtures, machinery, equipment and appurtenances in any case for consideration that exceeds the Authority Threshold in any transaction or series of related transactions;

(xix)	entry into (whether by renewal or otherwise) into any agreement or transaction by any Group Company with a Related Party except for: (1) transactions in Ordinary Course of Business on an arm’s length basis, (2) intra-group transactions, (3) transactions at the price less than fifty thousand (50 000) US Dollars (if the price can be determined at the moment of conclusion of transaction);

(xx)	any Material Transaction, provided that, in the case of a Material Transaction A approval of the Board shall not be required prior to entry into a Material Transaction A but shall be obtained within thirty (30) days after calculation of the Transaction Amount. If a Material Transaction A is not approved by the Board within thirty (30) days after calculation of the Transaction Amount, such Material Transaction A shall be terminated as soon as reasonably practicable;

(xxi)	issuance and allotment of shares by the Company for consideration other than cash;

(xxii)	any change in the authorized or issued share capital of any Group Company (other than the Company) which does not lead to a change of Control over such Group Company;

(xxiii)	any change in the authorized or issued share capital of any Group Company (other than the Company) which leads to a change of Control over such Group Company;

(xxiv)	subject to Regulation 102, appointment, re-appointment or early termination of the Chairman of the Board;

(xxv)	subject to Regulation 108, appointment, re-appointment or early termination of the employment of the CEO;

(xxvi)	subject to Regulation 110, determination of the remuneration of the CEO;

(xxvii)	approval of management contracts to be entered into by any Group Company with a third party provider;

(xxviii)	appointment of the CFO;

(xxix)	recommendation to the CEO of the candidacy of the Head of Internal Security;

(xxx)	appointment of the internal auditor;

(xxxi)	determination of the remuneration the internal auditor;

(xxxii)	subject to Regulation 103, appointment or termination of members of the Board to its committees;

(xxxiii)	subject to Regulations 103, 104 and 105, approval of charters of any committee of the Board;

(xxxiv)	approval of any policies of the Group;

(xxxv)	(i) employment of such accountants, lawyers, investment bankers, consultants, independent contractors and other advisors, (ii) execution and delivery of such papers, documents and instruments, (iii) payment of such fees and other amounts, and (iv) commission of such acts, in each case as determined to be necessary or desirable in furtherance of the exercise of the Board’s authority;

(xxxvi)	approval of the annual audited accounts of any Group Company (other than the Company), both stand-alone and/or consolidated;

(xxxvii)	proposal to the General Meeting candidacies of the Auditors;

(xxxviii)	payment of any dividends, including interim dividends, by a Group Company other than (i) dividends paid by a Group Company which is wholly-owned (directly or indirectly) by the Company, (ii) final dividends paid by the Company or (ii) preferred dividends required by law or by the charter of such Group Company;

(xxxix)	approval of quarterly accounts of the Company;

(xl)	initiation by any Group Company of any litigation, action, suit, claim, arbitration, proceeding or other legal matter that is material to the reputation of the Group or if resulted adversely could materially and adversely affect the Group taken as a whole;

(xli)	settlement by any Group Company of any litigation, action, suit, claim, arbitration, proceeding or other legal matter, including any investigation by a governmental authority, that is material to the reputation of the Group or if resulted adversely could materially and adversely affect the Group taken as a whole;

(xlii)	adoption of any employee stock option plan or any other equity-based incentive compensation program of the Group (subject to the General Meeting approving the total number of shares and classes of shares to be reserved for issuance under any such program in accordance with Regulation 79B);

(xliii)	approval of any matter to be submitted to the General Meeting for a vote;

(xliv)	subject to Regulations 88 and 103, delegation of (including authority to sub-delegate and re-delegate) any authority of the Board to any officer or employee of a Group Company, or to any team, committee or other group that includes such officers or employees, to the extent that that any such delegation does not violate, circumvent or conflict with any requirement for a qualified majority vote or voting of one or majority of Independent Directors; and

(xlv)	adoption of resolutions on voting procedures on behalf of the Company, the issue of powers of attorney and/or voting directives to the representatives of the Company at the general meetings of shareholders/participants of legal entities in which shares (participatory interests) are owned by the Company, in relation to any of the foregoing matters.

87B.	The Board shall procure that, as the management and control of the Company is undertaken from Cyprus, the Company is managed and operated having regard to the tax benefits of the Company and in accordance with applicable law, so as to ensure that the Company satisfies applicable tax residency requirements and maintains its Cyprus tax resident status.

87C.	The Board may appoint any person to attend any meeting or meetings of the Board, and/or any committee established by the Board under, and in accordance with, these Regulations, as an observer and any person so appointed (an “Observer”), subject to entering into a standard confidentiality agreement with the Company, shall be given (at the same time as provided to the Directors and/or committee members, as relevant) notice of all meetings of the Board and/or the committee to which the Observer has been appointed (as relevant), and to which that Observer is entitled to attend, and shall be given all agendas, minutes and other relevant papers relating to such meetings. An Observer shall be entitled to attend any meetings to which it has been appointed, provided that the Observer shall not be entitled in any circumstances to vote at any such meeting and he shall not be counted for the purpose of quorum. The Board may at any time and from time to time (i) remove any Observer appointed by it and appoint another person in his or her place in accordance with the provisions of this Regulation; and/or (ii) limit or exclude the attendance of an Observer in certain meetings of the Board and/or any committee (or any part thereof), except where the Board has adopted and/or approved formal, written terms of appointment in respect of that Observer, which expressly exclude this power of the Board.

88.	The Board may from time to time and at any time appoint any company, firm or Person or body of Persons, whether nominated directly or indirectly by the Board, to be the authorised representative or attorney of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board under these Regulations) and for such period and subject to such conditions as it may think fit, and any such authorisation or power of attorney may contain such provisions for the protection and convenience of Persons dealing with any such authorised representative or attorney as the Board may think fit and may also authorise the aforementioned authorised representative or attorney to delegate all or any of the powers, authorities and discretions vested in him.

89.	The Company may exercise the powers conferred by section 36 of the Law with regard to having an official Seal for use abroad, and such powers shall be vested in the Board.

90.	The Company may exercise the powers conferred upon the Company by the Law with regard to the keeping of a register outside Cyprus, and the Board may (subject to the provisions of the Law) make and vary regulations as it may think fit with respect to the keeping of any such register.

91.

(a)	A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his interest at a meeting of the Board in accordance with section 191 of the Law.

(b)	A Director shall not vote in respect of any contract or arrangement in which he is interested, and if he shall do so his vote shall not be counted, nor shall he be counted in the quorum present at the meeting.

(c)	The Directors may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with their office of Director for such period and on such terms (as to remuneration or otherwise) as the Board may determine and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract, or any contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Directors so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Directors holding that office or of the fiduciary relation thereby established.

(d)	The Directors may act in a professional capacity by themselves or through the firm to which they belong for the Company, and they or the firm to which they belong to shall be entitled to remuneration for their professional services, without taking into account their capacity as Directors. Provided that nothing herein contained shall authorise a Director or the firm to which he belongs to act as Auditors.

92.	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments, and all receipts for moneys paid to the Company, shall be signed, drawn, accepted, endorsed, or otherwise executed, as the case may be, in such manner as the Board shall from time to time by resolution determine.

93.	The Board shall cause minutes to be made in the books provided for the purpose:

(a)	of all appointments of officers made by the Board;

(b)	of the names of the Directors present at each meeting of the Board and of any committee of the Board; and

(c)	of all resolutions and proceedings at all General Meetings, of meetings of the Board, and of committees of the Board.

93A.	The secretary of the meeting of the Board may be appointed by the Chairman to act as the secretary of such a meeting or meetings and take the minutes.

PENSIONS

94.

The Board may grant retirement pensions or annuities or other gratuities or allowances, including allowances on death, to any Person or Persons in respect of services rendered by him or them to the Company whether as managing Directors or in any other office or employment under the Company or indirectly as officers or employees of any subsidiary or Affiliate, notwithstanding that he or they may be or may have been a Director of the Company and the Company may make payments towards insurance, trusts, schemes or funds for such purposes in respect of such Person or Persons and may include rights in respect of such pensions, annuities and allowances in the terms of engagement of any such Person or Persons.

DISQUALIFICATION OF DIRECTORS

95.	The office of any of the Directors shall be vacated or shall be precluded from being elected if the relevant person:

(a)	ceases to be a Director by virtue of section 176 of the Law; or

(b)	becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(c)	becomes prohibited from being a Director by reason of any order made under section 180 of the Law; or

(d)	becomes permanently incapable or performing his/her duties due to mental or physical illness or due to his/her death;

(e)	resigns his office by notice in writing to the Company; or

(f)	in respect of the Independent Directors, does not meet the independence criteria within the meaning of the rules of the Exchange.

REMOVAL OF DIRECTORS

96.	The Company may by Ordinary Resolution, of which special notice has been given in accordance with section 136 of the Law, remove any Director before the expiration of his period of office notwithstanding anything in these Regulations or in any agreement between the Company and such Director. Such removal shall be without prejudice to any claim such Director may have for damages for breach of any contract of service between him and the Company.

PROCEEDINGS OF MEETINGS OF THE BOARD

97.	The Board may meet together for the dispatch of business, adjourn, and otherwise regulate its meetings as it thinks fit and matters arising at any meeting shall be decided by an absolute majority of votes of all the Directors for the time being other than the matters set out below which, for so long as class A shares are in issue and are outstanding, shall be decided upon as follows:

(a)	the matters in Regulations 87A(i), 87A(ii), 87A(iii), 87A(vi), 87A(vii), 87A(xii), 87A(xxi), 87A(xxiii) and 87A(xliv) shall require a Qualified Majority of votes where a “Qualified Majority” means seventy five (75) per cent majority of votes of all Directors for the time being,

(b)	matters in Regulations 87A(ii), 87A(xxiv) and 87A(xli) shall require an affirmative vote of at least one Independent Director noting that the matters in Regulation 87A(ii) require in addition a Qualified Majority of votes of the Directors,

(c)	matters in Regulations 87A(xxx), 87A(xxxvi) and 87A(xxxvii) shall require an affirmative vote of at least one Independent Director who is at the same time the chairman of the audit committee (provided that such is formed within the Company),

(d)	matters in Regulations 87A(xix) and 87A(xl) shall require an affirmative vote of a majority of Independent Directors, and

(e)	matters in Regulation 87A(xix) shall require, in addition to the requirement in Regulation 97(d) above, a seventy five (75) per cent majority of votes of the Directors other than those who qualify as a Related Party.

98.	The Chairman shall have no second or casting vote in case of a tie.

99.	Any Director may, and the secretary on the requisition of a Director shall, at any time summon a meeting of the Board. It shall be necessary to give at least a ninety six (96) hours’ notice of a meeting of the Board to any Director, provided, however, that a meeting may be held upon shorter notice if all members of the Board consent to the same. A meeting may be held by telephone or other means whereby all Persons present may at the same time hear and be heard by everybody else present and Persons who participate in this way shall be considered present at the meeting. In such case the meeting shall be deemed to be held where the secretary of the meeting is located. All Board and committee meetings shall take place in Cyprus where the management and control of the Company shall rest.

100.	For so long as class A shares are in issue and are outstanding, the quorum necessary for the transaction of the business of the Board shall be simple majority of the total number of the Elected Directors and all then existing Independent Directors. For so long as no class A shares are in issue and are outstanding and in any event until the initial Listing, the quorum necessary for the transaction of the business of the Board shall be simple majority of the Directors.

101.	The continuing Directors may act notwithstanding any vacancy in their body, but, for so long as class A shares are in issue and are outstanding, if their number is reduced below the number fixed by or pursuant to these Regulations as the necessary quorum of Board meetings, the continuing Directors may act solely to fill in the vacant positions as per the procedure set forth in Regulation 82E for the purpose of increasing the number of Directors to that number, or of summoning a General Meeting, but for no other purpose.

102.	The Board shall by an absolute majority of votes of all the Directors for the time being, provided that an affirmative vote of at least one Independent Director is received (for so long as class A shares are in issue and are outstanding), elect a Chairman; but if no such Chairman is elected, or if at any meeting the Chairman is not present within thirty (30) minutes after the time appointed for holding the same, the Directors present may choose one of them to chair the meeting provided that such temporary Chairman shall have no second or casting vote in case of a tie. The initial term of appointment of the Chairman shall be until the first meeting of the new Board appointed after 31 December 2013. Any subsequent term of appointment of the Chairman shall be for a period from the date of his appointment until the first meeting of the Board on the second year after the date of his appointment. During the initial term of appointment of the Chairman, his appointment may not be terminated by the Board other than if he ceases to be a Director for any reason, including the reasons set out in Regulation 95, or if he is removed from office by an absolute majority of votes of all the Directors for the time being, provided that an affirmative vote of at least one Independent Director is received (for so long as class A shares are in issue and are outstanding).

103.	The Board may delegate any of its powers to a committee or committees consisting of one or more Directors as the Board thinks fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Board, as to its powers, constitution, proceedings, quorum or otherwise.

104.	A committee may elect a chairman of its meetings; if no such chairman is elected, or if at any meeting the chairman is not present within fifteen (15) minutes after the time appointed for holding the same, the members present may choose one of their number to be chairman of the meeting. No chairman of a committee shall have a second or casting vote. In case of deadlock on any matter at a committee level, such matter shall be referred by the relevant committee to the Board.

105.	Subject to any regulations imposed on it by the Board, a committee may meet and adjourn as it thinks proper and questions arising at any meeting shall be determined by a majority of votes of its members present.

106.	All acts done by any meeting of the Board or of a committee of the Board or by any Person acting in his capacity as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or Person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and was qualified to be a Director.

107.	A resolution in writing signed or approved by letter, email or facsimile by each Director shall be as valid and effectual as if it had been passed at a meeting of the Board or a committee duly convened and held and when signed may consist of several documents each signed by one or more of the Persons aforesaid (save where these Regulations require unanimity in which case any such resolution must be signed by all of the Directors).

CHIEF EXECUTIVE OFFICER

108.	The Board may by an absolute majority of votes of all the Directors for the time being appoint a Person who shall also be a Director to be the Chief Executive Officer (the “CEO”) of the Company for such period and on such terms as it thinks fit, and, subject to the terms of any agreement entered into in any particular case and Regulation 109 (if applicable), may revoke such appointment.

109.	The initial term of appointment of the CEO shall be until the first meeting of the new Board appointed after 31 December 2013. Any subsequent term of appointment of the CEO shall be for a period from the date of his appointment until the first meeting of the Board on the second year after the date of its appointment. During the initial term of appointment of the CEO, his appointment may not be terminated by the Board other than if he ceases to be a Director for any reason, including the reasons set out in Regulation 95, or if his appointment is revoked by an absolute majority of votes of all the Directors for the time being. The provisions of this Regulation 109, shall come into effect on and from the moment the Company issues class A shares and shall only apply for so long as class A shares are in issue and are outstanding.

110.	A CEO shall receive such remuneration (whether by way of salary, commission or participation in profits, or partly in one way and partly in another) as the Board may determine. The remuneration of the Director appointed as CEO shall be independent of and additional to the remuneration fixed by virtue of Regulation 83.

111.	The CEO shall be the person in charge and be responsible for all day-to-day affairs of the Group. The CEO shall have the power to decide upon all transactions which do not require approval of the Members or the Board pursuant to these Regulations or the Law as well as have such other duties and powers as may be delegated to him by the Board from time to time.

111B.	The CEO may at his discretion delegate all or part of his duties and powers to a deputy of the CEO (“Deputy CEO”) to be designated by him. In the event of revocation or termination of the appointment of the CEO the appointment of the Deputy CEO shall be simultaneously be deemed to be revoked and terminated.

SECRETARY

112.	The Secretary shall be appointed by the Board for such term, at such remuneration and upon such conditions as it may think fit; and any Secretary so appointed may be removed by it.

113.	No Person shall be appointed or hold office as Secretary who is:

(a)	the sole Director of the Company; or

(b)	a corporation the sole director of which is at the same time the sole Director of the Company; or

(c)	the sole director of a corporation which is the sole Director of the Company.

114.	A provision of the Law or these Regulations requiring or authorising a thing to be done by or to a Director and the Secretary shall not be satisfied by its being done by or to the same Person acting both as Director and as, or in place of, the Secretary.

SEAL

115.

(a)	The Board shall provide for the safe custody of the Seal, which shall only be used by the authority of the Board or of a committee of the Board authorised by the Board in that behalf, and every instrument to which the Seal shall be affixed shall be signed by a Director and shall be countersigned by the Secretary or by a second Director or by some other Person appointed by the Board for this purpose.

(b)	The Company may have, in addition to the said Seal, an official seal under the provisions of section 36(1) of the Law and which shall be used for the purposes stated in the said section.

DIVIDENDS AND RESERVE

116.	Subject to Regulation 79A, the Company in General Meeting may declare dividends, but no dividend shall exceed the amount recommended by the Board.

117.	For so long as class A shares are in issue and are outstanding, the Board may, from time to time and subject to the provisions of section 169C of the Law, distribute to the Members such interim dividends as appear to the Board to be justified by the profits of the Company.

118.	No dividend shall be declared otherwise than out of profits.

119.	The Board may, before recommending any dividend, set aside out of the profits of the Company such sums as it thinks proper as a reserve or reserves which shall, at the discretion of the Board, be applicable for any purpose to which the profits of the Company may be properly applied, and pending such application may, at the like discretion, either be employed in the business of the Company or be invested in such investments (other than shares of the Company) as the Board may from time to time think fit. The Board may also without placing the same to the reserve carry forward any profits which it may think prudent not to distribute.

120.

Subject to the rights of Persons, if any, entitled to shares with special rights as to dividends, all dividends shall be declared and distributed according to the proportion of the total amounts that are required to be paid up on each share that have been paid up or credited as paid up on that share in respect whereof the dividend is distributed, but no amount distributed or credited as distributed on a share in advance of calls shall be treated for the purposes of this Regulation as distributed on the share. All dividends shall be apportioned and distributed proportionately to the proportion of the total amounts that are required to be paid up on each share that have been paid up or credited as paid up during any portion or portions of the period in respect of which the dividend is distributed; but if any share is issued on terms providing that it shall rank for dividend as from a particular date such share shall rank for dividend accordingly.

121.	The Board may deduct from any dividend distributable to any Member all sums of money (if any) presently payable by him to the Company on account of calls in relation to the shares of the Company.

122.	When the Company declares a dividend or bonus according to the present Regulations, it may direct payment of such dividend or bonus wholly or partly by the distribution of specific assets and in particular of paid up shares, debentures or debenture stock of any other company or in any one or more of such ways, and the Board shall give effect to such resolution, and where any difficulty arises in regard to such distribution, the Board may settle the same as it thinks expedient, and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all parties, and may vest any such specific assets in trustees as may seem expedient to the Board.

123.	Any dividend, interest or other moneys distributed in cash in respect of shares may be distributed by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of that one of the joint holders who is first named in the register of Members or to such Person and to such address as the holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the Person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses or other moneys distributable in respect of the shares held by them as joint holders.

124.	No dividend shall bear interest against the Company.

ACCOUNTS

125.	The Board shall cause proper books of account to be kept with respect to:

(a)	all sums of money received and expended by the Company and the matters in respect of which the receipt and expenditure takes place;

(b)	all sales and purchases of goods by the Company; and

(c)	the assets and liabilities of the Company.

Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

126.	The books of account shall be kept at the registered office of the Company, or, subject to section 141(3) of the Law, at such other place or places as the Board thinks fit, and shall always be open to the inspection of the Directors.

127.	The Board shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by statute or authorised by the Board or by the Company in General Meeting.

128.	Subject to Regulation 79A, the Board shall from time to time, in accordance with sections 142 and 151 of the Law, cause to be prepared and to be laid before the Company in General Meeting for its approval such profit and loss accounts, balance sheets, group accounts (if any) and reports as are referred to in the aforesaid sections.

129.	A copy of every balance sheet (including every document required by law to be annexed thereto) which is to be laid before the Company in General Meeting, together with a copy of the Auditors’ report shall, not less than twenty-one (21) days before the date of the General Meeting, be sent to every Member of, and every holder of debentures of the Company and to every Person registered under Regulation 40.

Provided that this Regulation shall not require a copy of those documents to be sent to any Person of whose address the Company is not aware or to more than one of the joint holders of any shares or debentures.

CAPITALISATION OF PROFITS

130.	The Company in General Meeting may upon the recommendation of the Board resolve that it is desirable to capitalise any part of the amount for the time being standing to the credit of any of the Company’s reserve accounts or to the credit of the profit and loss account or otherwise available for distribution, and accordingly that such sum be set free for distribution, amongst the Members who would have been entitled thereto if distributed by way of dividend and in the same proportions on condition that the same be not paid in cash but be applied either in or towards paying up any amounts for the time being unpaid on any shares held by such Members respectively or paying up in full unissued shares or debentures of the Company to be allotted, distributed and credited as fully paid up to and amongst such Members in the proportions aforesaid, or partly in the one way and partly in the other, and the Board shall give effect to such resolution.

Provided that the share premium account and the capital redemption reserve fund may, for the purposes of this Regulation, only be applied in the paying up of unissued shares to be issued to Members of the Company as fully paid bonus shares.

131.	Whenever such a resolution as aforesaid shall have been passed, the Board shall make all appropriations and applications of the undivided profits resolved to be capitalised thereby, and all allotments and issues of fully paid up shares or debentures, if any, and generally shall do all acts and things required to give effect thereto, with full power to the Board to follow such provisions by the issue of fractional certificates or by payment in cash or otherwise as it thinks fit for the case of shares or debentures becoming distributable in fractions and also to authorise any Person to enter on behalf of all the Members entitled thereto into an agreement with the Company providing for the allotment to them respectively, credited as fully paid up, of any further shares or debentures to which they may be entitled upon such capitalisation, or (as the case may require) for the payment up by the Company on their behalf, by the application thereto of their respective proportions of the profits resolved to be capitalised, of the amounts or any part of the amounts remaining unpaid on their existing shares, and any agreement made under such authority shall be effective and binding on all such Members.

AUDIT

132.

Subject to Regulation 79A, the Auditors shall be appointed by Ordinary Resolution. For so long as class A shares are in issue and are outstanding, the Board shall have the right to propose to the General Meeting candidacies of the Auditors.

NOTICES

133.	A notice may be given by the Company to its Members either personally or by sending it by post, email or facsimile to them or to their registered address. Where a notice is sent by post, service of the notice shall be deemed to be effected, provided that it has been properly mailed, addressed, and posted, at the expiration of twenty-four (24) hours after same is posted. Where a notice is sent by email or facsimile it shall be deemed to be effected as soon as it is sent, provided in the event of email there is no notification of non-receipt and in the event of facsimile there will be the relevant transmission confirmation.

134.	A notice may be given by the Company to the joint holders of a share by giving the notice to the joint holder first named in the register of Members in respect of the share.

135.	A notice may be given by the Company to the Persons entitled to a share in consequence of the death or bankruptcy of a Member by sending it through the post in a prepaid letter addressed to them by name, or by the title of representative of the deceased, or trustee of the bankrupt, or by any like descriptions, at the address, if any, supplied for the purpose by the Persons claiming to be so entitled, or (until such an address has been so supplied) by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

136.	Notice of every General Meeting shall be given in any manner herein-before authorised to:

(a)	every Member except those Members who have not supplied to the Company a registered address for the giving of notices to them;

(b)	every Person upon whom the ownership of a share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the General Meeting; and

(c)	the Auditors.

No other Person shall be entitled to receive notices of General Meetings.

WINDING UP

137.	Subject to Regulation 79B, if the Company shall be wound up the liquidator may, with the sanction of a Special Resolution and any other sanction required by the Law, divide amongst the Members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems reasonable upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any shares or other securities whereon there is any liability.

INDEMNITY

138.	Every Director or other officer for the time being of the Company shall be indemnified out of the assets of the Company against any losses or liabilities which he may sustain or incur in or about the execution of his duties including liability incurred by him in defending any proceedings whether civil or criminal in which judgment is given in his favour or in which he is acquitted or in connection with any application under section 383 of the Law in which relief is granted to him by the Court and no Directors or officers of the Company shall be liable for any loss, damage or misfortune which may happen to or be incurred by the Company in the execution of the duties of his office or in relation thereto. But this Regulation shall only have effect insofar as its provisions are not avoided by section 197 of the Law.